Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Financial Gravity COMPANIES, INC.

PRESIDENTIAL BROKERAGE, iNC.

AND

Financial Gravity WEALTH, INC.

September 30, 2019

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 30, 2019, by and among Financial Gravity Companies, Inc., a Nevada corporation (“FGCO”), Presidential Brokerage, Inc., a California corporation (“PBI”), and Financial Gravity Wealth, Inc., a Texas corporation (“Financial Gravity Wealth”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of FGCO, PBI and Financial Gravity Wealth have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Financial Gravity Wealth with and into PBI with PBI as the surviving corporation (the “Merger”);

WHEREAS, FGCO, as the sole stockholder of Financial Gravity Wealth, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Texas Business Organizations Code (“TBOC”) and the Bylaws of Financial Gravity Wealth, Inc.;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of PBI shall be converted into the right to receive upon the Effective Time (as hereinafter defined) the Merger Consideration (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that PBI, Financial Gravity Wealth and FGCO will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“California Agreement of Merger” shall mean the Agreement of Merger, to be accompanied by the related officer’s certificates, in substantially the forms attached hereto as Exhibit B.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

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“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” has the meaning ascribed thereto in Section 3.20(a).

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Rate” means 6.678 shares of FGCO Common Stock for one share of PBI stock (6.678:1), rounded to be whole shares.

“FGCO Common Stock” shall mean the common stock, par value $.001 per share, of FGCO.

“FGCO 8-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“FGCO Insiders” shall have the meaning ascribed thereto in Section 4.9.

“FGCO Intellectual Property” shall have the meaning ascribed thereto in Section 4.21.

“FGCO Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.15.

“FGCO Permits” shall have the meaning ascribed thereto in Section 4.10(b).

“FGCO Returns” shall have the meaning ascribed thereto in Section 4.7(a).

“FGCO SEC Filings” shall have the meaning ascribed thereto in Section 4.4.

“FGCO Subsidiary” or “FGCO Subsidiaries” shall have the meaning ascribed thereto in Section 4.6.

“FGCO 10-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

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“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person have Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of FGCO Common Stock issuable in connection with the Merger to the holders of PBI Common Stock, based on the Exchange Rate.

“Options” shall have the meaning as set forth in Section 2.2(f) hereof.

“PBI Common Stock” means the common shares, par value $.001, of PBI.

“PBI Financial Statements” shall have the meaning as set forth in Section 3.10 hereof.

“PBI Insiders” shall have the meaning as set forth in Section 3.8 hereof.

“PBI Intellectual Property” shall have the meaning as set forth in Section 3.20 hereof.

“PBI Latest Balance Sheet” shall have the meaning as set forth in Section 3.14 hereof.

“PBI Permits” shall have the meaning as set forth in Section 3.9(b) hereof.

“PBI Returns” shall have the meaning as set forth in Section 3.6(a) hereof.

“Patents” has the meaning ascribed thereto in Section 3.20(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite Financial Gravity Wealth Stockholder Vote” shall have the meaning ascribed thereto in Section 4.2.

“Requisite PBI Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

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“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, (i) each Person in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities and (ii) any other Person which such Person controls through management, policies, contract or otherwise, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a).

“TBOC” has the meaning ascribed thereto in the preambles to this Agreement.

“Voting Agreement” has the meaning ascribed thereto in Section 6.7(c).

Article II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Financial Gravity Wealth will merge with and into PBI, with PBI as the surviving entity, and (ii) PBI will become a Subsidiary of FGCO. The term “Surviving Company” as used herein shall mean PBI, as a Subsidiary of FGCO after giving effect to the Merger. The Merger will be effected pursuant to (i) the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 10.008 of the TBOC and (ii) the California Agreement of Merger and related officer’s certificates in accordance with the provisions of, and with the effect provided in, Sections 1101 and 1103 of the California General Corporation Law.

2.1           Effects of Merger.

(a)            From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Financial Gravity Wealth as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Financial Gravity Wealth as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)            PBI, FGCO and Financial Gravity Wealth, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the TBOC and the California General Corporation Law at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges of Financial Gravity Wealth, the officers of the Surviving Company are fully authorized in the name of Financial Gravity Wealth or otherwise to take, and shall take, all such lawful and necessary action.

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(c)            Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before October 31, 2019 (the “Closing Date”), at the offices of Scheef & Stone, LLP, or such other time and place as FGCO, Financial Gravity Wealth and PBI mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause (i) the Certificate of Merger to be filed with the Texas Secretary of State in accordance with the TBOC and (ii) the California Agreement of Merger and related officer’s certificates to be filed with the California Secretary of State in accordance with the California Corporations Code. The Merger shall be effective when the Certificate of Merger is filed with the Texas Secretary of State and the California Agreement of Merger and related officer’s certificates are filed with the California Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the Texas Secretary of State and the California Agreement of Merger and related officer’s certificates are filed with the California Secretary of State.

2.2           Effect on PBI Capital Stock and Financial Gravity Wealth Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)            Each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for fully paid and nonassessable shares of FGCO Common Stock (45,785,879 in total) at the Exchange Rate.

(b)            All shares of PBI Common Stock held at the Effective Time by PBI as treasury stock, if any, will be canceled and no payment will be made with respect to those shares.

Each share of Financial Gravity Wealth Common Stock issued and outstanding immediately prior to the Effective Time and owned by FGCO, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

2.3           Rights of Holders of PBI Common Stock. On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of PBI Common Stock shall be deemed for all purposes, to evidence ownership of and to represent the number of whole and fractional shares of FGCO Common Stock into which such shares of PBI Common Stock shall have been exchanged pursuant to Section 2.2(a) above. In any matters relating to such certificates of PBI Common Stock, FGCO may rely conclusively upon the record of stockholders maintained by PBI containing the names and addresses of the holders of record of PBI Common Stock on the Effective Date. The record holder of each such outstanding certificate representing shares of PBI Common Stock, shall, after the Effective Date, be entitled to vote the shares of FGCO Common Stock on any matters on which the holders of record of FGCO Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

2.4           Procedure for Exchange of PBI Common Stock.

(a)           After the Effective Time, holders of certificates theretofore evidencing outstanding 6,856,124 shares of PBI Common Stock, upon surrender of such certificates to the Secretary of FGCO, shall be entitled to receive certificates representing the number of shares of FGCO Common Stock into which shares of PBI Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. FGCO shall not be obligated to deliver any such shares of FGCO Common Stock to which any former holder of shares of PBI Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing PBI Common Stock shall be canceled. All shares of FGCO Common Stock issued upon the surrender for exchange of PBI Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of PBI Common Stock.

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(b)           Any shares of FGCO Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by FGCO of a written opinion of counsel reasonably satisfactory to FGCO to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of FGCO Common Stock issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS”.

(c)            In the event any certificate for PBI Common Stock shall have been lost, stolen or destroyed, FGCO shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the FGCO Common Stock as may be required pursuant to this Agreement; provided, however, that FGCO, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FGCO or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5          Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Surviving Company shall be reflected in the Voting Agreement executed contemporaneously with this Agreement].

Article III
REPRESENTATIONS AND WARRANTIES OF PBI

PBI hereby represents and warrants to FGCO and Financial Gravity Wealth as follows:

3.1           Organization and Qualification. PBI is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of PBI that have been made available to FGCO prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. To PBI’s Knowledge, PBI is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified.

3.2           Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by PBI and the consummation by PBI of the transactions contemplated hereby have been duly authorized by the Board of Directors of PBI and, except for approval of this Agreement and the Merger by the requisite vote or consent of PBI’s stockholders (the “Requisite PBI Stockholder Vote”), no other corporate proceedings on the part of PBI are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by PBI and, assuming it is a valid and binding obligation of FGCO and Financial Gravity Wealth, constitutes a valid and binding obligation of PBI enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. PBI is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby. Except for (x) approval of the Financial Industry Regulatory Authority (“FINRA”), (y) the filing of the Certificate of Merger with the Secretary of State of Texas, and (z) the filing of the California Agreement of Merger and related officer’s certificates with the California Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of PBI for the consummation by PBI of the transactions contemplated by this Agreement.

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3.3           Capitalization.

(a)            The authorized, issued and outstanding shares of capital stock of PBI as of the date hereof are 6,856,124 shares. The issued and outstanding shares of capital stock of PBI are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to PBI’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. PBI has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by PBI and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from PBI any shares of capital stock or other securities of PBI of any kind.

3.4           Litigation. There are no uninsured actions, suits, proceedings, orders or investigations pending or, to the Knowledge of PBI, threatened against PBI, at law or in equity, or before or by, and PBI has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than in the process of obtaining licenses with exposure in excess of $100,000.

3.5           Subsidiaries. There are no PBI subsidiaries.

3.6           Tax Matters. (a)

(a)            (i) PBI has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“PBI Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such PBI Returns are complete and accurate in all material respects; (iii) PBI has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) PBI has established on the PBI Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) PBI has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)            There are no liens for Taxes upon any assets of PBI, except liens for Taxes not yet due.

(c)            No deficiency for any Taxes has been asserted, assessed or, to PBI’s Knowledge, proposed against PBI that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by PBI regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or PBI Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to PBI by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of PBI, is any such Tax audit or other proceeding threatened with regard to any Taxes or PBI Returns. PBI does not expect the assessment of any additional Taxes of PBI for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of PBI which would exceed the estimated reserves established on its books and records.

(d)            PBI is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by PBI not to be deductible (in whole or in part) under Section 280G of the Code. PBI is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by PBI with respect to Taxes. PBI is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. PBI has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where PBI does not currently file PBI Returns that PBI is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of PBI. PBI has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. PBI is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. PBI has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

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(e)            PBI has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)             PBI has not requested any extension of time within which to file any PBI Return, which return has not since been filed.

3.7           Contracts and Commitments.

(a)            PBI is either not a party to or has disclosed all material agreements, whether oral or written, to which PBI is a party, which are currently in effect, and which relate to the operation of PBI’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of PBI Common Stock or the election of directors of PBI; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of PBI; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which PBI is lessee of, or holds or operates any property, real or personal, owned by any other party; (x) lease or agreement under which PBI is lessor of, or permits any third party to hold or operate, any property, real or personal; (xi) contract which prohibits PBI from freely engaging in business anywhere in the world; (xii) contract or commitment for capital expenditures; (xiii) agreement for the sale of any capital asset; or (xiv) other agreement which is either material to PBI’s business or was not entered into in the ordinary course of business.

(b)            To PBI’s Knowledge, PBI has performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments described in Section (a) above and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; PBI has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and FGCO has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.8          Affiliate Transactions. PBI has previously disclosed the following: agreements between PBI and officers, directors or employees of PBI, or any member of the immediate family of any officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of whose stock is beneficially owned by any of such persons) (collectively “PBI Insiders”). For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9           Compliance with Laws; Permits.

(a)            To PBI’s Knowledge, PBI has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against PBI, and PBI has not received any notice, alleging a violation of any such laws, regulations or other requirements. PBI is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to PBI after it acquires PBI’s properties, assets and business.

(b)            PBI has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities necessary to conduct its business and operate its properties (collectively, the “PBI Permits”), and to the Knowledge of PBI, PBI has conducted its business in compliance with all material terms and conditions of the PBI Permits.

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3.10        Financial Statements. PBI has made available to FGCO the financial statements of PBI as of __________________(the “PBI Financial Statements”). The PBI Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of PBI on a consolidated basis as of the dates of and for the periods referred to in the PBI Financial Statements.

3.11        Books and Records. The books of account, minute books, stock record books, and other records of PBI, complete copies of which have been made available to FGCO, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FGCO. At the Closing, all of PBI’s records will be in the possession of PBI.

3.12         Real Property. PBI does not own any real property.

3.13         Insurance. The insurance policies owned and maintained by PBI that are material to PBI are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that PBI is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and PBI has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14        No Undisclosed Liabilities. Except as reflected in the balance sheet of PBI at ____________________ (the “PBI Latest Balance Sheet”) and liabilities which have arisen after the date of the PBI Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), PBI has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

3.15         Environmental Matters. None of the operations of PBI involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.16         Absence of Certain Developments. Except as disclosed in the PBI Financial Statements or as otherwise contemplated by this Agreement, since the date of the PBI Latest Balance Sheet, PBI has conducted its business only in the ordinary course consistent with past practice.

3.17         Employee Benefit Plans.

PBI has no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of PBI, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of PBI, in the case of a plan described in (i) or (ii) above, that is currently maintained by PBI or with respect to which PBI has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

3.18         Employee Relations. To the Knowledge of PBI, (i) neither any executive employee of PBI nor any group of PBI’s employees has any plans to terminate his, her or its employment; (ii) PBI has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against PBI nor is PBI aware of any facts that would give rise to such a claim; (iv) to the Knowledge of PBI, no employee of PBI is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of PBI; and (v) no employee or former employee of PBI has any claim with respect to any intellectual property rights of PBI.

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3.19        Proprietary Information and Inventions. To PBI’s Knowledge, no current or former PBI employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To PBI’s Knowledge, no current PBI employee, consultant or advisory board member who is party to an employment agreement with PBI has breached the non-disclosure provisions of that agreement.

3.20         Intellectual Property.

(a)            To its Knowledge, PBI owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “PBI Intellectual Property”):

(i)             patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)            registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)          trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)            software.

(b)           All PBI Intellectual Property has been disclosed.

(c)            To its Knowledge, PBI has exclusive rights to the PBI Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of PBI has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to PBI’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)            To PBI’s Knowledge (1) neither the conduct of PBI’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the PBI Intellectual Property by any Person. There are no claims pending or, to PBI’s Knowledge, threatened (1) alleging that PBI’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the PBI Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the PBI Intellectual Property.

(e)            PBI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the PBI Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on PBI.

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3.21        Tax-Free Reorganization. Neither PBI nor, to PBI’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.22        Vote Required. The affirmative vote or consent of a majority of the holders of the outstanding shares of PBI Common Stock is the only vote of the holders of any class or series of PBI capital stock necessary to approve the Merger.

3.23        Full Disclosure. The representations and warranties of PBI contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which PBI has Knowledge that has not been disclosed to PBI pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on PBI or materially adversely affect the ability of PBI to consummate in a timely manner the transactions contemplated hereby.

3.24        No Brokers or Finders. Neither PBI nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF FGCO AND financial gravity wealth

FGCO and Financial Gravity Wealth hereby represent and warrant to PBI as follows (for purposes of this Article IV, all references to FGCO shall include FGCO and FGCO’s Subsidiaries):

4.1           Organization and Qualification. FGCO and Financial Gravity Wealth are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of Texas, respectively, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. Each FGCO Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction. The copies of the Certificate of Incorporation and Bylaws of FGCO and the Certificate of Formation and Bylaws of Financial Gravity Wealth that have been made available to PBI on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of FGCO and the FGCO Subsidiaries is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FGCO or any FGCO Subsidiary.

4.2           Authority Relative to this Agreement; Non-Contravention. Each of FGCO and Financial Gravity Wealth has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by FGCO and Financial Gravity Wealth, and the consummation by FGCO and Financial Gravity Wealth of the transactions contemplated hereby have been duly authorized by (i) the Boards of Directors of FGCO and Financial Gravity Wealth and (ii) the requisite vote or consent of Financial Gravity Wealth’s sole stockholder (the “Requisite Financial Gravity Wealth Stockholder Vote”). No further corporate proceedings on the part of FGCO or Financial Gravity Wealth are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by FGCO. This Agreement has been duly executed and delivered by FGCO and Financial Gravity Wealth and, assuming it is a valid and binding obligation of FGCO, constitutes a valid and binding obligation of FGCO and Financial Gravity Wealth enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. FGCO is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FGCO. Except for (x) the filing of the Certificate of Merger with the Texas Secretary of State, (y) the filing of the California Agreement of Merger and related officer’s certificates with the California Secretary of State, and (z) the filing with the SEC of Current Reports on Form 8-K with respect to the execution and closing of this Agreement, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FGCO or Financial Gravity Wealth for the consummation by FGCO or Financial Gravity Wealth of the transactions contemplated by this Agreement.

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4.3           Capitalization.

(a)            The issued and outstanding shares of capital stock of FGCO as of the date hereof are 45,785,879 and shall remain that amount up to the Effective Date. The issued and outstanding shares of capital stock of FGCO are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to FGCO’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. FGCO has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by FGCO and, except as set forth on Schedule 4.3(a), there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from FGCO any shares of capital stock or other securities of FGCO of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require FGCO to repurchase or otherwise acquire any shares of its capital stock.

(b)            FGCO is not a party to, and, to FGCO’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of FGCO.

(c)            The authorized capital of Financial Gravity Wealth consists of 1,000 shares of common stock, par value $1.00 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by FGCO. The issued and outstanding shares of capital stock of Financial Gravity Wealth are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to FGCO’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Financial Gravity Wealth any shares of capital stock or other securities of Financial Gravity Wealth of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Financial Gravity Wealth to repurchase or otherwise acquire any shares of its capital stock.

4.4           Exchange Act Reports. Prior to the date of this Agreement, FGCO has made available to FGCO complete and accurate copies of (a) FGCO’s Annual Reports on Form 10-K for the two most recent fiscal years (collectively, the “FGCO 10-K Reports”), as filed with the SEC and (b) all Current Reports on Form 8-K, as filed with the SEC after June 30, 2019 (the “FGCO 8-K Reports” and, together with the FGCO 10-K Reports, the “FGCO SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the FGCO SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the FGCO 10-K Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of FGCO as of the dates thereof and results of operations for the periods referred to therein. Since January 1, 2019, FGCO has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.

4.5           Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of FGCO, threatened against FGCO, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.6           Subsidiaries. Schedule 4.6 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of FGCO (each a “FGCO Subsidiary” and collectively, the “FGCO Subsidiaries”). Except as disclosed on Schedule 4.6, all of the issued and outstanding shares of capital stock of each FGCO Subsidiary are owned directly or indirectly by FGCO free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each FGCO Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, FGCO does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a FGCO Subsidiary.

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4.7           Tax Matters.

(a)            (i) FGCO has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“FGCO Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such FGCO Returns are complete and accurate in all material respects; (iii) FGCO has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) FGCO has established on the FGCO Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) FGCO has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)            There are no liens for Taxes upon any assets of FGCO, except liens for Taxes not yet due.

(c)            No deficiency for any Taxes has been asserted, assessed or, to FGCO’s Knowledge, proposed against FGCO that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by FGCO regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or FGCO Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to FGCO by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of FGCO, is any such Tax audit or other proceeding threatened with regard to any Taxes or FGCO Returns. FGCO does not expect the assessment of any additional Taxes of FGCO for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of FGCO which would exceed the estimated reserves established on its books and records.

(d)           FGCO is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by FGCO not to be deductible (in whole or in part) under Section 280G of the Code. FGCO is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by FGCO with respect to Taxes. FGCO is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. FGCO has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where FGCO does not currently file FGCO Returns that FGCO is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of FGCO. FGCO has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. FGCO is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e)            FGCO has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

4.8           Contracts and Commitments.

(a)            FGCO is not a party to any of the following, whether oral or written, which are currently in effect, and which relate to the operation of FGCO’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of FGCO Common Stock or the election of directors of FGCO, other than the Voting Agreement; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of FGCO; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which FGCO is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (xi) lease or agreement under which FGCO is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract which prohibits FGCO from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by FGCO in connection with the Intellectual Property rights; (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any FGCO Subsidiary any Affiliate thereof or of FGCO (other than for employment on customary terms); (xvii) contracts, understandings, arrangements or commitments with respect to the use by FGCO of Intellectual Property of others or by others of Intellectual Property of FGCO; or (xviii) other agreement which is either material to FGCO’s business or was not entered into in the ordinary course of business.

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(b)           To FGCO’s Knowledge, FGCO has performed all obligations required to be performed by FGCO in connection with all contracts, understandings, arrangements and commitments to which FGCO is a party and is not in receipt of any claim of default under any such contract, understanding, arrangement or commitment; FGCO has no present expectation or intention of not fully performing any material obligation pursuant to any such contract, understanding, arrangement or commitment; and FGCO has no Knowledge of any breach or anticipated breach by any other party to any such contract, understanding, arrangement or commitment.

4.9           Affiliate Transactions. No officer, director or employee of FGCO, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of whose stock is beneficially owned by any of such persons) (collectively “FGCO Insiders”), has any agreement with FGCO or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of FGCO (other than ownership of capital stock of FGCO Subsidiaries). Except as set forth in Schedule 4.9, FGCO is not indebted to any FGCO Insider (except for reimbursement of ordinary business expenses) and no FGCO Insider is indebted to FGCO (except for cash advances for ordinary business expenses). No FGCO Insider has any direct or indirect interest in any competitor, supplier or customer of FGCO or in any person, firm or entity from whom or to whom FGCO leases any property, or in any other person, firm or entity with whom FGCO transacts business of any nature. For purposes of this Section 4.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.10         Compliance with Laws; Permits.

(a)            Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGCO, FGCO has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against FGCO, and FGCO has not received any notice, alleging a violation of any such laws, regulations or other requirements. FGCO is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to FGCO after the consummation of the transactions contemplated by this Agreement.

(b)            Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGCO or Financial Gravity Wealth, FGCO has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “FGCO Permits”), and to the Knowledge of FGCO, FGCO has conducted its business in compliance with all material terms and conditions of the FGCO Permits.

4.11        Validity of the FGCO Common Stock. The shares of FGCO Common Stock to be issued to holders of PBI Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.12        Books and Records. The books of account, minute books, stock record books, and other records of FGCO, complete copies of which have been made available to PBI, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FGCO. At the Closing, all of FGCO’s records will be in the possession of FGCO.

4.13         Real Property. FGCO does not own any real property.

4.14        Insurance. The insurance policies owned and maintained by FGCO that are material to FGCO are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that FGCO is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and FGCO has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

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4.15         No Undisclosed Liabilities. Except as reflected in the consolidated balance sheet of FGCO at September 30, 2018 included in the FGCO 10-K Report for the fiscal year then ended (the “FGCO Latest Balance Sheet”), liabilities which have arisen after the date of the FGCO Latest Balance Sheet in the ordinary course of business and as contemplated in Section 6.2, FGCO has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

4.16         Environmental Matters. None of the operations of FGCO involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.17         Absence of Certain Developments. Except as set forth in Schedule 4.17 or as disclosed in the FGCO SEC Filings or as otherwise contemplated by this Agreement, since September 30, 2018, FGCO has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on FGCO, (ii) any event that would reasonably be expected to prevent or materially delay the performance of FGCO’s obligations pursuant to this Agreement, (iii) any material change by FGCO in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of FGCO or any redemption, purchase or other acquisition of any of FGCO’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of FGCO, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of FGCO, (vi) any amendment to the Certificate of Incorporation or Bylaws of FGCO, (ix) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by FGCO, (x) purchase, sale, assignment or transfer of any material assets by FGCO, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of FGCO, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on FGCO, or (z) cancellation, compromise, release or waiver by FGCO of any rights of material value or any material debts or claims, (x) any incurrence by FGCO of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (xi) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of FGCO, (xii) entry by FGCO into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xiii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which FGCO is a party or by which any of them is bound, (xiv) entry by FGCO into any loan or other transaction with any officers, directors or employees of FGCO, (xv) any charitable or other capital contribution by FGCO or any FGCO Subsidiary or pledge therefore, (xvi) entry by FGCO into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvii) any negotiation or agreement by FGCO to do any of the things described in the preceding clauses (i) through (xvii).

4.18         Employee Benefit Plans.

(a)           Schedule 4.18 lists the FGCO (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of FGCO, in the case of a plan described in (i) or (ii) above, that is currently maintained by FGCO or with respect to which FGCO has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)           No director, officer, or employee of FGCO will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.19         Employees. FGCO has 14-18 employees.

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4.20        Proprietary Information and Inventions. To FGCO’s Knowledge, no current or former FGCO employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To FGCO’s Knowledge, no current FGCO employee, consultant or advisory board member who is party to an employment agreement with FGCO has breached the non-disclosure provisions of that agreement.

4.21         Intellectual Property.

(a)            To its Knowledge, FGCO owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “FGCO Intellectual Property”):

(i)            patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)            registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)          trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)            software.

(b)            FGCO has disclosed a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by FGCO.

(c)            To its Knowledge, FGCO has exclusive rights to the FGCO Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of FGCO has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to FGCO’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)           To FGCO’s Knowledge (1) neither the conduct of FGCO’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the FGCO Intellectual Property by any Person. There are no claims pending or, to FGCO’s Knowledge, threatened (1) alleging that FGCO’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the FGCO Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the FGCO Intellectual Property.

(e)            FGCO is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the FGCO Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FGCO.

4.22         Tax Free Reorganization. Neither FGCO nor, to FGCO’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

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4.23         Financial Statements. The financial statements of FGCO included in the FGCO SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of FGCO as of the dates of and for the periods referred to in such financial statements.

4.24         Full Disclosure. The representations and warranties of FGCO and Financial Gravity Wealth contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which FGCO or Financial Gravity Wealth has Knowledge that has not been disclosed to FGCO pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on FGCO or Financial Gravity Wealth, or materially adversely affect the ability of FGCO or Financial Gravity Wealth to consummate in a timely manner the transactions contemplated hereby.

4.25        No Brokers or Finders None of FGCO or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

Article V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1          Conduct of Business by PBI. From the date of this Agreement to the Effective Date, unless FGCO shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, PBI shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of PBI, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of PBI, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and PBI’s past custom and practice, (f) issue or sell any shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) incur any expenses or other liabilities other than in the ordinary course of business consistent with past practice.

5.2          Conduct of Business by FGCO. From the date of this Agreement to the Effective Date, unless PBI shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, FGCO shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of FGCO, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of FGCO, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and FGCO’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

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Article VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2           Expenses. Except as otherwise provided in this Agreement, in the event that the transaction contemplated by this Agreement does not close, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event that the transaction contemplated by this Agreement does close, FGCO shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, and PBI shall pay the costs and expenses incurred by PBI in connection with this Agreement and the transactions contemplated hereby.

6.3           Due Diligence; Access to Information; Confidentiality.

(a)            Prior to the date hereof, FGCO and PBI have afforded, and between the date hereof and the Closing Date, FGCO and PBI shall afford, to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall continue to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to the assets or business activities in which the requesting party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that the requesting party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

6.4           Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

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6.5           Press Releases. FGCO and PBI shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following a reasonable period of time (in light of the circumstances) for compliance with the next sentence, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6           Securities Reports. FGCO shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. FGCO agrees to provide to PBI copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC. From and after the Closing Date, the preparation and filing of SEC reports for FGCO shall be the responsibility of FGCO management.

6.7           Consent of Financial Gravity Wealth and PBI Stockholders.

(a)            Financial Gravity Wealth shall, in accordance with the TBOC and its Certificate of Formation and Bylaws, use its best efforts to obtain the Requisite Financial Gravity Wealth Stockholder Vote to approve this Agreement and the Merger.

(b)            PBI shall, in accordance with the California General Corporation Law and its Articles of Incorporation and By-laws, use its best efforts to obtain the Requisite PBI Stockholder Vote to approve this Agreement and the Merger.

(c)            Upon Closing, the majority common stockholders of FGCO and the majority stockholders of PBI shall enter into a voting agreement in substantially the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which the majority common stockholders of FGCO and the majority stockholders of PBI shall agree to vote (via the execution of written consents) to elect to the FGCO Board of Directors, the individuals selected by each of such parties.

6.8           No Solicitation.

(a)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither FGCO nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

(b)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither PBI nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

6.9           Failure to Fulfill Conditions.

In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

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6.10         Notification of Certain Matters.

On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

Article VII
CONDITIONS

7.1           Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)            No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)            Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Financial Gravity Wealth Stockholder Vote and the Requisite PBI Stockholder Vote.

(c)            Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by FGCO or any of FGCO’s Subsidiaries of all or a material portion of the business or assets of PBI, or to compel PBI or FGCO to dispose of or to hold separately all or a material portion of the business or assets of PBI or of FGCO or any of Subsidiary of FGCO, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially and adversely affecting the transactions contemplated hereby or the business or operations of PBI, FGCO or any of FGCO’s Subsidiaries.

(d)            Governmental Action. There shall not be any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

(e)            Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, The Nasdaq Stock Market, or any suspension of trading in FGCO Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

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7.2           Additional Conditions to Obligation of FGCO and Financial Gravity Wealth. The obligation of FGCO and Financial Gravity Wealth to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)            Representations and Compliance. PBI shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)            Secretary’s Certificate. PBI shall have furnished to FGCO (i) copies of the text of the resolutions by which the corporate action on the part of PBI necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of PBI by its corporate secretary or one of its assistant corporate secretaries certifying to FGCO that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of PBI by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of PBI executing this Agreement, the California Agreement of Merger and related officer’s certificate or any other agreement, certificate or other instrument executed pursuant hereto by PBI, (iv) a copy of the Articles of Incorporation of PBI, certified by the Secretary of State of California, and a certificate from the Secretary of State of California evidencing the good standing of PBI in such jurisdiction as of a day within three business days prior to the Closing Date.

(c)            Consents and Approvals. PBI shall have obtained the consent and approval of FINRA to the transactions contemplated by this Agreement, plus all other consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of PBI’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting PBI or any license, franchise or permit of or affecting PBI.

(d)            Merger Certificate. PBI shall have executed and delivered for filing a copy of the California Agreement of Merger and related officer’s certificate.

7.3          Additional Conditions to Obligation of PBI. The obligation of PBI to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance. FGCO and Financial Gravity Wealth, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)           Secretary’s Certificate. FGCO shall have furnished to PBI (i) copies of the text of the resolutions by which the corporate action on the part of FGCO necessary to approve this Agreement and the Certificate of Merger, and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of FGCO dated as of the Closing Date certifying to PBI that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of FGCO by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of FGCO executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Articles of Incorporation of FGCO, certified by the Secretary of State of Nevada, and a certificate from the Secretary of State of Nevada evidencing the good standing of FGCO in such jurisdiction as of a day within three business days prior to the Closing Date.

(c)            Consents and Approvals. FGCO and Financial Gravity Wealth shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of FGCO’s or Financial Gravity Wealth’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting FGCO or any FGCO Subsidiary or any license, franchise or permit of or affecting FGCO or any FGCO Subsidiary.

(d)            Merger Certificate. Financial Gravity Wealth shall have executed a copy of the Certificate of Merger. Additionally, FGCO and Financial Gravity Wealth shall have executed and delivered for filing a copy of the California Agreement of Merger and related officer’s certificate.

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Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination. This Agreement may be terminated prior to the Effective Date:

(a)            by mutual consent of FGCO and PBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)            by PBI, if any representation of FGCO or Financial Gravity Wealth set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)            by FGCO, if any representation of PBI set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)            by PBI, if FGCO or Financial Gravity Wealth fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)            by FGCO, if PBI fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)             by FGCO or PBI, if the conditions in Sections 7.2(b)(ii) and 7.3(b)(i) are not met; and

(g)            by either FGCO or PBI if the Closing Date is not on or before October 31, 2019, or such later date as FGCO and PBI may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

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Article IX
GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to FGCO or
Financial Gravity Wealth:	Financial Gravity Companies, Inc.
800 N. Watters Road, Suite 150
Allen, Texas 75013
Attn: John Pollock & Paul Williams

With copies to:	Scheef & Stone, LLP
2700 Ross Tower, 500 North Akard
Dallas, TX 75201
Facsimile: (214) 706-4242
Attn: Roger A. Crabb, Esq.

If to PBI:	Presidential Brokerage, Inc.
___________________
___________________
Attn: Scott Winters

With copies to:	___________________
___________________
___________________

All such notices and other communications shall be deemed to have been duly given as follows: (i) if delivered by hand, when received; (ii) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (iii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2           No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3) will survive the Effective Time indefinitely.

9.3           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

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9.4           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5           Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6           Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8           Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9           Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10        Governing Law. This Agreement, including, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed by the laws of the State of Texas without regard to principles of conflicts of law that would defer to the laws of another jurisdiction.

9.11        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Texas, in each instance in the city of Dallas, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12         Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

Financial Gravity Companies, Inc.

By: _____________________
Name: _________________
Title: _________________

Presidential Brokerage, Inc.

By: _____________________
Name: _________________
Title: _________________

FINANCIAL GRAVITY WEALTH, INC.

By: _____________________
Name: _________________
Title: _________________

[Signature page to Agreement and Plan of Merger]

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EXHIBIT A

CERTIFICATE OF MERGER

[attached]

***

27

EXHIBIT B

California Agreement of Merger and related Officer’s Certificates

[attached]

28

EXHIBIT C

Voting Agreement

[attached]

29